VL Dissolution Corporation Announces the Delisting of its Shares
from the OTC Bulletin Board

Denver, Colo., November 25, 2003 — VL Dissolution Corporation (OTCBB-VLDSE) today announced that the company has received notice from Nasdaq that the common stock of VL Dissolution Corporation has been delisted from the OTC Bulletin Board effective as of today due to its inability to include the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 in its Annual Report on Form 10-K filed on September 23, 2003. VL Dissolution is unable to provide such certifications because it has not had a chief executive officer or chief financial officer since it closed the sale of substantially all of its assets to Sirenza Microdevices on May 5, 2003.

The company’s common stock was tentatively slated by Nasdaq to be delisted from the OTC Bulletin Board on November 3, 2003, but remained listed during its appeal process with a panel designated by the Nasdaq Board of Governors. Yesterday the panel issued its final ruling that the company had not met the applicable listing qualification standards set forth in OTC Bulletin Board Rule 6530. While the company’s common stock may subsequently be registered on the Pink Sheets Electronic Quotation Service, such registration can only be made by an SEC-registered broker/dealer and is outside of the company’s control. Accordingly, there may be no trading market available for, or liquidity of, VL Dissolution’s securities.

About VL Dissolution Corporation

On May 5, 2003, VL Dissolution Corporation, formerly Vari-L Company, Inc., sold substantially all of its assets to Sirenza for cash and Sirenza common stock, and is currently engaged in the process of orderly liquidation of its remaining assets, the winding up of its business and operations, and the dissolution of the company.